Exhibit 10.34

FIFTH AMENDMENT TO THE

UNIVAR USA INC. SUPPLEMENTAL RETIREMENT PLAN

(As Amended and Restated Effective July 1, 2004)

WHEREAS, Univar USA Inc. (the “Company”) sponsors and maintains the Univar USA Inc. Supplemental Retirement Plan (the “Plan”); and

WHEREAS, the Company has the authority to amend the Plan pursuant to Section 10 of the Plan; and

WHEREAS, the Company desires to amend the Plan to provide that Gary Pruitt shall receive a benefit payable in the form of a 100% joint and survivor annuity in a monthly amount equal to the difference between $70,879 and the amount of his vested accrued benefit that would be payable to him monthly under the Univar USA Inc. Retirement Plan (the latter amount calculated and adjusted per the terms of the Univar USA Inc. Retirement Plan as if such benefit were paid in the form of a 100% joint and survivor annuity commencing on the same date his benefit payments under this Plan commence) pursuant to the Univar N. V. written resolutions dated October 2007.

NOW, THEREFORE, the Plan is hereby amended as follows, effective December     , 2007:

1. Section 5 of the Plan, Benefit Amount, is hereby amended by adding the following paragraph to the end thereof to read as follows:

“Notwithstanding any other provision of the Plan to the contrary, Mr. Gary Pruitt and his surviving spouse, if any, are entitled to the benefit as described in Appendix E hereto, and the benefit described in Appendix E shall be the only benefit Mr. Gary Pruitt and his surviving spouse, if any, will receive from this Plan.”

2. Section 7 of the Plan, Spouse’s Death Benefit, is hereby amended by adding the following paragraph to the end thereof to read as follows:

“Notwithstanding any other provision of the Plan to the contrary, Mr. Gary Pruitt’s surviving spouse, if any, shall be entitled to a death benefit payable in the form of a single life annuity payable for her life in a monthly amount equal to the monthly amount payable to Mr. Gary Pruitt as described in Appendix E hereto. Such benefit shall be the only death benefit payable to Mr. Pruitt’s surviving spouse from this Plan upon Mr. Pruitt’s death.”

3. Section 8 of the Plan, Date and Form of Payment, is hereby amended by adding the following paragraph to the end thereof to read as follows:

“Notwithstanding any other provision of the Plan to the contrary, the entire benefit payable to Mr. Gary Pruitt pursuant to Appendix E shall be treated as if it were Post-2004 Benefits and paid in the form of a 100% joint and survivor annuity commencing as soon as practicable after he separates from service with a Participating Employer and all affiliates thereof.”

4. Appendix B of the Plan, DIFFERENT BENEFIT FORMULAS AND TERMS FOR CERTAIN PARTICIPANTS, is hereby amended in its entirety to read as follows:

“APPENDIX B

DIFFERENT BENEFIT FORMULAS AND TERMS FOR CERTAIN PARTICIPANTS

The following are different formulas and terms that apply to determine the benefits under this Plan for the Participants set forth below. Some of the formulas and terms only apply in certain circumstances, such as after certain types of terminations of employment. None of the following special formulas and terms shall apply to the calculation of the following Participants’ benefits that are actually accrued and paid from the Univar USA Inc. Retirement Plan, although they will be used in calculating for purposes of this Plan the amount of benefits that would be accrued and payable to such Participants’ under the Univar USA Inc. Retirement Plan if Code Sections 415 and 401(a)(17) did not apply to such plan. Benefits accrued by a Participant below under this Plan will be calculated by first determining the amount he would have accrued under the Univar USA Inc. Retirement Plan if the following formulas and terms applied under such plan and the annual compensation limit under Internal Revenue Code Section 401(a)(17) and annual benefit limit under Internal Revenue Code Section 415(b) did not apply. Second, the Participant’s actual accrued benefit under the Univar USA Inc. Retirement Plan will be subtracted from the amount calculated pursuant to the preceding sentence, and the difference shall be the amount payable from this Plan.

The following formulas and terms for Mr. Sammons, Mr. Tole and Mr. Mahon apply only to the extent required by the respective employment agreements each of them has with Univar N.V. or Univar Inc. Thus, for example, in the event the required formulas or terms for calculating benefits under this Plan are changed through an amendment to an employment agreement, the formulas and terms under this Appendix B for the executive whose employment agreement was amended shall be considered amended in a like manner.

John P. Sammons

In calculating Mr. Sammons’ benefits under this Plan, he shall be treated as if he had thirty-six (36) additional months of credited service for purposes of calculating his accrued benefit under the Plan, regardless of the reason for his termination of employment with Univar Inc.

Notwithstanding the foregoing, in the event Univar Inc. terminates Mr. Sammons’ employment other than for Cause or Total Disability (as defined in his employment agreement with Univar Inc. dated February 19, 2003, as amended effective April 11, 2006, hereinafter “Employment Agreement”) or if Mr. Sammons terminates his employment for Good Reason in the absence of Cause (as such terms are defined in the Employment Agreement), and if also such termination is within twenty-four (24) months immediately following of a Change in Control (as defined in the Employment Agreement), in lieu of assuming Mr. Sammons has the thirty-six (36) additional months of credited service as described in the immediately preceding paragraph, Mr. Sammons’ retirement benefit under this Plan shall be determined using (a) the greater of Mr. Sammons’ actual age or age 62 and (b) Mr. Sammons’ years of credited service shall be determined using the greater of his actual years of credited service or years of credited service based on assumed employment with Univar Inc. to age 65.

Patrick D. Tole

In the event Univar Inc. terminates Mr. Tole’s employment other than for Cause or Total Disability (as defined in his employment agreement with Univar Inc. dated February 19, 2003, as amended effective April 11, 2006, hereinafter “Employment Agreement”) or if Mr. Tole terminates his employment for Good Reason in the absence of Cause (as such terms are defined in the Employment Agreement), and if also such termination is within twenty-four (24) months immediately following of a Change in Control (as defined in the Employment Agreement), Mr. Tole’s retirement benefit under this Plan shall be determined using (a) the greater of Mr. Tole’s actual age or age 55 and (b) Mr. Tole’s years of credited service shall be determined using the greater of his actual years of credited service or years of credited service based on assumed employment with Univar Inc. to age 55.

David Mahon

In calculating Mr. Mahon’s benefits under this Plan, all of Mr. Mahon’s periods of employment with and compensation received from Vopak Industrial Services (aka Vopak Logistics) and Strategic Chemical Management Group, LLC from August 1, 1999 to June 30, 2002 shall be considered as periods of service with and compensation received from Univar USA Inc. or Univar Inc.

Notwithstanding the foregoing, in the event Univar Inc. terminates Mr. Mahon’s employment other than for Cause or Total Disability (as defined in his employment agreement with Univar Inc. dated October 29, 2004, as amended effective April 11, 2006, hereinafter “Employment Agreement”) or if Mr. Mahon terminates Mr. Mahon’s employment for Good Reason in the absence of Cause (as such terms are defined in the Employment Agreement), and if also such termination is within twenty-four (24) months immediately following of a Change in Control (as defined in the Employment Agreement), in addition to the service and compensation credit described in the immediately preceding paragraph, Mr. Mahon’s retirement benefit under this Plan shall be determined using (a) the greater of Mr. Mahon’s actual age or age 55 and (b) Mr. Mahon’s years of credited service shall be determined using the greater of his actual years of service or years of credited service based on assumed employment with Univar Inc. to age 55.”

5. The Plan is hereby amended by adding a new Appendix E to read as follows:

“APPENDIX E

BENEFIT FOR GARY E. PRUITT

Notwithstanding any other provision of the Plan to the contrary, Mr. Gary Pruitt shall be entitled to a monthly benefit from this Plan in an amount equal to the difference between $70,879 and the amount of his vested accrued benefit that would be payable to him monthly under the Univar USA Inc. Retirement Plan (the latter amount calculated and adjusted per the terms of the Univar USA Inc. Retirement Plan as if such benefit were paid in the form of a 100% joint and survivor annuity commencing on the same date his benefit payments under this Plan commence), such difference to be payable in the form of a 100% joint and survivor annuity with the woman who is his spouse at the time his monthly benefit payments commence to him under this Plan as joint annuitant. In calculating Mr. Pruitt’s benefit amount to be paid from this Plan, the $70,879 figure referenced in the immediately preceding sentence shall neither be increased nor decreased to take into account Mr. Pruitt’s age when benefit payments from this Plan begin (e.g., the $70,879 figure shall not be reduced if his benefit payments under this Plan commence before he has attained age 65, nor increased if they commence after he has attained age 65). In addition, the $70,879 figure shall not be decreased for the fact that the benefit will be paid in the form of a 100% joint and survivor annuity (e.g., the $70,879 figure will not be multiplied by 0.87, the reduction factor that is applied under the Univar USA Inc. Retirement Plan to convert a single life annuity to a 100% joint and survivor annuity). Similarly, in the event Mr. Pruitt is not married when his benefit payments commence under this Plan, the $70,879 figure will not be increased to reflect the fact that the benefit will be paid over Mr. Pruitt’s life in the form of a single life annuity instead of in the form of a joint and survivor annuity. Benefit payments to Mr. Pruitt under this Plan will commence as soon as practicable after he separates from service with a Participating Employer and all affiliates thereof, and will be unaffected by the actual timing and form of payment of his benefits from the Univar USA Inc. Retirement Plan. Upon Mr. Pruitt’s death, if Mr. Pruitt is survived by the woman who was his spouse on the date when benefit payments commenced to him under this Plan, his surviving spouse shall continue to receive from this Plan for the rest of her life the same dollar amount per month that was being paid to Mr. Pruitt under this Plan prior to his death. If Mr. Pruitt dies before benefit payments have commenced to him under this Plan and he is survived by a spouse, such spouse shall receive a monthly benefit from this Plan in an amount equal to the difference between $70,879 and the amount of his vested accrued benefit that would have been payable to him monthly under the Univar USA Inc. Retirement Plan (the latter amount calculated and adjusted per the terms of the Univar USA Inc. Retirement Plan as if such benefit were paid in the form of a 100% joint and survivor annuity commencing on the day immediately preceding the date of his death). For purposes of calculating the benefit payable to Mr. Pruitt and his surviving spouse, if any, under this Plan, the reduction factor set forth in the Univar USA Inc. Retirement Plan that converts the normal accrued benefit payable in the form of a single life annuity to benefit payable in the form of a 100% joint and survivor annuity by multiplying the amount of the single life annuity by 0.87 shall apply for purposes of calculating the amount of Mr. Pruitt’s accrued benefit that would be paid monthly from the Univar USA Inc. Retirement Plan in the form of a 100% joint and survivor annuity. In addition, for purposes of calculating the benefit payable to Mr. Pruitt and his surviving spouse, if any, under this Plan, if Mr. Pruitt’s benefit payments under this Plan payments commence before or after the first of the month after he attains age 65 (or, in the case of the pre-retirement death benefit, Mr. Pruitt dies other than in the month in which he would attain age 65), then the early retirement reductions (or increases for retirement after age 65, as the case may be) set forth in the Univar USA Inc. Retirement Plan that convert his normal accrued benefit commencing at age 65 to a different benefit amount reflecting benefit commencement before or after his 65th birthday shall apply for purposes of calculating the amount of Mr. Pruitt’s accrued benefit under the Univar USA Inc. Retirement Plan that is subtracted from the $70,879 monthly figure described above. In no event will any survivor annuity be payable to any person other than the woman who is his spouse on the earlier of the date of his death or the date benefit payments commence to him under this Plan. All benefit payments shall be subject to (and reduced by) applicable tax withholdings. Notwithstanding any other provision of the Plan to the contrary, the benefit described in this Appendix E shall be the only benefit payable from this Plan to Mr. Pruitt and his surviving spouse, if any.

This Fifth Amendment is executed this 6th day of December, 2007.

UNIVAR USA INC.

By	/s/ John R. Yanney

Its President

I, Gary E. Pruitt, hereby consent to the foregoing changes being made to the Plan with respect to my Plan benefit.

/s/ Gary E. Pruitt
Gary E. Pruitt

Date Signed: December 4, 2007